Exhibit 21.1

SUBSIDIARIES OF ELECTROMED, INC.

The table below sets forth all subsidiaries of Electromed, Inc. and the state of organization of each.

Subsidiary	State of Incorporation
Electromed Financial, LLC	Minnesota